Exhibit 23.1

RONALD N. SILBERSTEIN, C.P.A., P.L.L.C.

30201 ORCHARD LAKE ROAD, SUITE 150

FARMINGTON HILLS, MICHIGAN 48334

TEL: (248) 330-6226 • FAX: (248) 479-0578

www.ronscpa.com

____________________________________________

September 10, 2007

To the Board of Directors of

Power Smoothie Café Franchising, Inc.

Coral Springs, FL

To Whom It May Concern:

Consent of Accountant

Ronald N. Silberstein, C.P.A., P.L.L.C., hereby consents to the use in the Form 10-SB Amendment No. 1, General Form for Registration of Securities Pursuant to Section 12(b) of 12(g) of the Securities Exchange Act of 1934 filed by Power Smoothie Café Franchising, Inc. of our report dated June 11, 2007, relating to the financial statements of Power Smoothie Café Franchising, Inc., a Florida Corporation, for the years ending December 31, 2006 and 2005.

Sincerely,

 /s/ Ronald N. Silberstein, CPA, PLLC

Ronald N. Silberstein, C.P.A., P.L.L.C.